Exhibit 10(d)
SECOND AMENDMENT TO THE ILLINOIS TOOL WORKS INC.
2006 STOCK INCENTIVE PLAN
     This Second Amendment to the Illinois Tool Works Inc. 2006 Stock Incentive Plan (the “Plan”) is made as of the 13th day of February, 2009 by the Board of Directors of Illinois Tool Works Inc. (the “Company”).
R E C I T A L S
     The Plan, which was approved by the Board of Directors on February 10, 2006, amended by the Board of Directors on May 5, 2006, approved by the Stockholders on May 5, 2006, and amended by the Board of Directors on February 8, 2008, is an amendment and restatement of the Illinois Tool Works Inc. 1996 Stock Incentive Plan, as amended. All capitalized terms not defined herein shall have the same meaning as in the Plan.
S E C O N D A M E N D M E N T
     Section 8(a), Grant of Restricted Stock Units is hereby amended and superseded in its entirety to read as follows:
“Restricted Stock Units may be granted to Participants on terms and conditions set forth by the Committee which may include, without limitation, provisions for (i) the vesting of the Restricted Stock Units, (ii) the lapse of restrictions in the event of death, disability, retirement or other specified event, (iii) the payment of vested Restricted Stock Units in the form of an equivalent number of shares of Common Stock or cash, and (iv) whether additional Restricted Stock Units shall be credited to each Participant with respect to the Participant’s current Restricted Stock Units, to reflect dividends paid to stockholders of the Company with respect to its Common Stock. A Participant who has been granted Restricted Stock Units shall not be entitled to any voting or other stockholder rights with respect to shares of Common Stock attributable to Restricted Stock Units until such time as the shares are issued by the Company to the Participant.